UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 5, 2006

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Powell Street, Suite 600
Emeryville, California		94608
(Address of principal executive offices)		(Zip Code)

(510) 985-6700
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On May 5, 2006, LECG Corporation (the “Company”), and its subsidiary, LECG, LLC, a California limited liability company (“LECG”), entered into an agreement to acquire substantially all of the operating assets of BMB Mack Barclay, Inc., a privately held expert services firm, and its affiliates Southern California Assets, LLC and CD-LIT Solutions, LLC (collectively, “Mack Barclay”) with offices in San Diego and Costa Mesa, California.  Mack Barclay provides financial and economic expertise related to forensic certified public accounting, business advisory, economic and information technology issues.  The signed agreement is that certain Asset Purchase Agreement by and among the Company, LECG, Mack Barclay, and Cary Mack, Chris Barclay, Dr. Patrick Kennedy, Michael Bandemer, Brian Bergmark, Laura Fuchs Dolan, Stacy Elledge Chiang, and Heather Xitco (the foregoing individuals collectively, the “Mack Barclay Experts”).  The purchase price of $13,200,000 will consist of $12,950,000 to be paid in cash at closing and $250,000 in unregistered shares of common stock of the Company to be issued at closing (the “Stock Consideration Component”).  The per share price of the Stock Consideration Component will be based upon the average NASDAQ closing price of the Company’s common stock for the twenty (20) trading days prior to entry into the agreement.  Additional purchase price payments of up to $8,800,000 in total will be made in cash if specific revenue growth and profitability targets are met by April 30, 2011.  LECG expects to retain the services of the eight (8) Mack Barclay Experts and approximately fifty-five (55) members of Mack Barclay’s professional and administrative staff.  The acquisition is anticipated to close on or before May 10, 2006.

Item 8.01.  Other Events

On May 8, 2006, the Company issued a press release, a copy of which is being filed herewith, announcing the proposed acquisition of substantially all of the operating assets of Mack Barclay, as more particularly described in Item 1.01 hereof.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

99.1                           Press Release issued by LECG Corporation on May 8, 2006 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2006	LECG Corporation (Registrant)

	By:	/s/ John C. Burke
John C. Burke,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued by LECG Corporation on May 8, 2006.